UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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GameStop Corp.

(Name of Registrant as Specified In Its Charter)

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625 Westport Parkway
Grapevine, Texas 76051

May 23, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of GameStop Corp. The meeting will be held at 12:00 p.m., Central Standard Time, on Tuesday, June 24, 2008 at the Gaylord Texan Resort and Convention Center, 1501 Gaylord Trail, Grapevine, Texas.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a Proxy Card and a postage paid return envelope.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting.

Thank you for your continued interest in GameStop Corp.

Sincerely,

R. Richard Fontaine
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2008
ELECTION OF DIRECTORS
PROPOSAL 1
PERFORMANCE GRAPH
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED FEBRUARY 2, 2008
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED GAMESTOP CORP. SUPPLEMENTAL COMPENSATION PLAN
Proposal 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
Appendix A
Proxy Card

625 Westport Parkway
Grapevine, Texas 76051

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 p.m. Central Standard Time, on Tuesday, June 24, 2008

PLACE	Gaylord Texan Resort & Convention Center 1501 Gaylord Trail Grapevine, TX 76051

MEETING FORMAT	The meeting will include prepared remarks by our Chairman and CEO, followed by a live, interactive question and answer session with senior executives.

ITEMS OF BUSINESS	(1) To elect four directors to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) To approve the amendment and restatement of the Amended and Restated GameStop Corp. Supplemental Compensation Plan.

(3) To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the Company’s fiscal year ending January 31, 2009.

RECORD DATE	You may vote if you are a shareholder of record at the close of business on May 1, 2008.

ANNUAL REPORT	Our 2007 Annual Report, which is not part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please have your proxy card available and vote in one of the following three ways:

(1) VISIT THE WEBSITE shown on the proxy card to vote through the Internet, or

(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card to vote via telephone, or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on June 24, 2008: the Proxy Statement and the accompanying Annual Report to Stockholders are available at http://investor.gamestop.com.

GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 24, 2008

INTRODUCTION

This Proxy Statement and enclosed Proxy Card are being furnished commencing on or about May 23, 2008 in connection with the solicitation by the board of directors of GameStop Corp., a Delaware corporation (the “Company” or “GameStop”), of proxies for use at the Annual Meeting of Stockholders to be held on June 24, 2008 (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption “Election of Directors — Information Concerning the Directors and Nominees — Nominees for Election as Director,” FOR the approval of the amendment and restatement of the Amended and Restated GameStop Corp. Supplemental Compensation Plan (the “Supplemental Compensation Plan”), FOR the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the Company’s fiscal year ending January 31, 2009, and in the discretion of the proxies named on the Proxy Card with respect to any other matters properly brought before the Meeting and any adjournments thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof by submitting a subsequent proxy or by attending the Meeting and voting in person.

Only holders of record of the Company’s Class A Common Stock as of the close of business on May 1, 2008 are entitled to notice of and to vote at the Meeting. As of the record date, 163,189,494 shares of Class A Common Stock, par value $.001 per share (“Common Stock”), were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each of the proposals and on all other matters properly brought before the Meeting. The presence of a majority by vote of the outstanding shares of the Common Stock represented in person or by proxy at the Meeting will constitute a quorum.

Until February 7, 2007, the Company had two classes of common stock outstanding: Class A Common Stock and Class B Common Stock. The two classes of common stock generally had identical rights, with the exception that the holders of Class A Common Stock were entitled to one vote per share, whereas holders of Class B Common Stock were entitled to ten votes per share. On February 7, 2007, following approval by a majority of the Class B common stockholders at a Special Meeting of the Company’s Class B common stockholders, all outstanding Class B common shares were converted into Class A common shares on a one-for-one basis (the “Conversion”). In addition, on February 9, 2007, the board of directors of the Company authorized a two-for-one stock split, affected by a one-for-one stock dividend to stockholders of record on the close of business on February 20, 2007, paid on March 16, 2007 (the “Stock Split”). Unless otherwise indicated, all numbers in this Proxy Statement have been restated to reflect the Conversion and the Stock Split.

The four nominees for director receiving the highest vote totals will be elected as directors of the Company to serve until the 2011 annual meeting of stockholders. The proposal to amend and restate the Supplemental Compensation Plan and the proposal to ratify the appointment of the Company’s independent registered public accounting firm, and all other matters that may be voted on at the Meeting, will be decided by the affirmative vote of a majority (by vote) of the shares of Common Stock voting on the proposal in person or by proxy at the Meeting. Abstentions and broker non-votes will not be included in vote totals with respect to such proposals and will have no effect on the outcome of the votes with respect thereto.

A Proxy Card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage paid if mailed in the United States.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ELECTION OF DIRECTORS

PROPOSAL 1

Information Concerning the Directors and Nominees

The Company was formed in 2005 for the purpose of consummating the business combination (the “mergers”) of GameStop Holdings Corp., formerly known as GameStop Corp. (“Historical GameStop”), and Electronics Boutique Holdings Corp. (“EB”), which was completed on October 8, 2005. Our board of directors consists of eleven directors. Our certificate of incorporation divides our board of directors into three classes: Class 1, whose terms will expire at the annual meeting of stockholders to be held in 2009, Class 2, whose terms will expire at the annual meeting of stockholders to be held in 2010, and Class 3, whose terms will expire at the Meeting. Daniel A. DeMatteo, Michael N. Rosen and Edward A. Volkwein are in Class 1; R. Richard Fontaine, Jerome L. Davis, Steven R. Koonin and Stephanie M. Shern are in Class 2; and Leonard Riggio, Stanley (Mickey) Steinberg, Gerald R. Szczepanski and Lawrence S. Zilavy are in Class 3. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

In addition, our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Background information with respect to our board of directors and nominees for election as directors, all of whom are incumbent directors, appears below. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information regarding such persons’ holdings of equity securities of the Company.

The following table sets forth the names and ages of our directors, the year they first became a director and the positions they hold with the Company:

		Director
Name	Age	Since*	Position with the Company

R. Richard Fontaine(1)	66	2001	Chairman of the Board, Chief Executive Officer and Director
Daniel A. DeMatteo	60	2002	Vice Chairman, Chief Operating Officer and Director
Jerome L. Davis(2)	53	2005	Director
Steven R. Koonin	50	2007	Director
Leonard Riggio(3)	67	2001	Director
Michael N. Rosen(1)	67	2001	Director
Stephanie M. Shern(4)	60	2002	Director
Stanley (Mickey) Steinberg	75	2005	Director
Gerald R. Szczepanski(5)	60	2002	Director
Edward A. Volkwein(2)	67	2002	Director
Lawrence S. Zilavy(6)	57	2005	Director

*	Includes predecessor companies

(1)	Member of Executive Committee.

(2)	Member of Compensation Committee and Nominating and Corporate Governance Committee.

(3)	Chair of Executive Committee.

(4)	Chair of Audit Committee.

(5)	Chair of Compensation Committee and member of Audit Committee and Nominating and Corporate Governance Committee.

(6)	Member of Audit Committee.

Nominees for Election as Director

The following individuals are nominees for director at the Meeting:

Leonard Riggio is a director and Chair of the Executive Committee. Mr. Riggio was the Chairman of the Board of Historical GameStop or its predecessor companies from November 1996 until Historical GameStop’s initial public offering in February 2002. He has served as an executive officer or director in the video game industry since 1987. Mr. Riggio has been Chairman of the Board and a principal stockholder of Barnes & Noble, Inc. (“Barnes & Noble”) since its inception in 1986 and served as Chief Executive Officer from its inception in 1986 until February 2002. Since 1965, Mr. Riggio has been Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc. (“B&N College”), one of the largest operators of college bookstores in the country. Since 1985, Mr. Riggio has been Chairman of the Board and a principal beneficial owner of MBS Textbook Exchange, Inc., one of the nation’s largest wholesalers of college textbooks.

Stanley (Mickey) Steinberg is a director.  Mr. Steinberg has served as a director since the mergers in October 2005. Mr. Steinberg served as a director of EB from September 1998 until the completion of the mergers. Mr. Steinberg currently serves as a consultant to multiple companies in the real estate investment, development, design and construction business, as well as in the trade show business. From August 1994 to June 1998, Mr. Steinberg served as Chairman of Sony Retail Entertainment. From 1989 to 1994, Mr. Steinberg served as Executive Vice President and Chief Operating Officer of Walt Disney Imagineering, responsible for the development, design and construction of all Disney theme parks. Mr. Steinberg serves on the board of directors of two privately held companies — AMC, Inc., the owner and manager of AmericasMart, an Atlanta trade show center, and ECI Group, an Atlanta apartment development, construction and management company.

Gerald R. Szczepanski is a director, Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded specialty retailer of casual clothing and accessories for teenagers. On February 3, 2004, Gadzooks, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 04-31486-11).

Lawrence S. Zilavy is a director and a member of the Audit Committee. Mr. Zilavy has served as a director since October 2005. Mr. Zilavy is Senior Vice President of B&N College. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble from May 2003 until November 2004 and was Chief Financial Officer of Barnes & Noble from June 2002 through April 2003. Mr. Zilavy is also a director of Barnes & Noble, The Hain Celestial Group, Inc., and the non-profit Community Resource Exchange, as well as a trustee of St. Francis College in New York City.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

Other Directors whose Terms of Office Continue after the Meeting

R. Richard Fontaine has been our Chairman of the Board and Chief Executive Officer since Historical GameStop’s initial public offering in February 2002. Mr. Fontaine is also a member of the Executive Committee.

Mr. Fontaine has served as the Chief Executive Officer of our predecessor companies since November 1996. He has been an executive officer or director in the video game industry since 1988.

Daniel A. DeMatteo has been our Vice Chairman and Chief Operating Officer since March 2005. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of the Company or our predecessor companies since November 1996. He has served on our board since 2002 and has been an executive officer in the video game industry since 1988.

Jerome L. Davis is a director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Davis has served as a director since October 2005. Mr. Davis is Executive Vice President of TBM Consulting, Inc. (“TBM”), a firm specializing in using Lean Sigma® methods and techniques to rapidly improve client responsiveness and enterprise value. Prior to joining TBM in 2007, Mr. Davis was Chief Executive Officer of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive leadership, coaching and training in 2006. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 until October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay. Mr. Davis also held senior executive positions in Sales and Marketing with Procter & Gamble from 1977 to 1992. Mr. Davis is currently a director and Chair of the Finance and Enterprise Risks Committee and a member of the Nominating and Corporate Governance Committee of Apogee Enterprises, Inc., where he has been a director since 2004.

Steven R. Koonin is a director.  Mr. Koonin has served as a director since June 2007. Mr. Koonin is the President of Turner Entertainment Networks, a position he has held since October 2006. Mr. Koonin joined the Turner Entertainment Group in February 2000 and served as Executive Vice President and Chief Operating Officer of the TNT and TBS networks until October 2006, where he was responsible for the rebranding of both networks and the development of some of the most successful series and mini-series in cable television history. Prior to February 2000, Mr. Koonin spent 14 years with The Coca-Cola Company, serving most recently as Vice President of Consumer Marketing. Mr. Koonin is also a director of the Georgia Aquarium and the Fox Theatre.

Michael N. Rosen is a director.  Mr. Rosen has served as a director for the Company or our predecessor companies since October 1999. Mr. Rosen is also a member of the Executive Committee and served as the Secretary of the Company or our predecessor companies from October 1999 until May 2007. Mr. Rosen has been a partner at Bryan Cave LLP, counsel to the Company, since their July 2002 combination with Robinson Silverman. Prior to that, Mr. Rosen was Chairman of Robinson Silverman.

Stephanie M. Shern is a director and Chair of the Audit Committee. Mrs. Shern formed Shern Associates LLC in February 2002 to provide business advisory and board services, primarily to publicly-held companies. From May 2001 until February 2002, Mrs. Shern served as Senior Vice President and Global Managing Director of Retail and Consumer Products for Kurt Salmon Associates. From 1995 until April 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP and a member of Ernst & Young’s Management Committee. Mrs. Shern is currently a director and Chair of the Audit Committee of The Scotts/Miracle Gro Company, a director, Chair of the Audit Committee and member of the Compensation Committee of Embarq Corporation, and a director and member of the Audit and Remuneration Committees of Royal Ahold.

Edward A. Volkwein is a director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Volkwein is President and Chief Marketing Officer of Hydro-Photon, Inc., a water purification technology company. Prior to joining Hydro-Photon, Mr. Volkwein had a broad marketing career beginning in brand management for General Foods and Chesebrough-Ponds, Inc. He served as Senior Vice President, Global Advertising and Promotion for Philips Consumer Electronics and as Senior Vice President Marketing for Sega of America, where he was instrumental in developing Sega into a major video game brand. Mr. Volkwein has also held senior executive positions with Funk & Wagnalls and Prince Manufacturing.

Meetings and Committees of the Board

The board of directors met eight times during the fiscal year ended February 2, 2008 (“fiscal 2007”). All directors who were directors for the full fiscal year attended at least 75% of all of the meetings of the board of directors and the committees thereof on which they served during fiscal 2007.

The board of directors has four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  The Audit Committee’s principal functions include reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent certified public accountants, conferring with the independent public accounting firm concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The board of directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the charter, the Audit Committee will continue to review and reassess the adequacy of the charter annually and recommend any changes to the board of directors for approval. The current members of the Audit Committee are Stephanie M. Shern (Chair), Gerald R. Szczepanski and Lawrence S. Zilavy, all of whom are “independent” directors under the listing standards of the New York Stock Exchange (“NYSE”). In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The board of directors has also determined that Mrs. Shern has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The board of directors further determined that Mrs. Shern’s simultaneous service on the audit committees of three other listed companies does not impair the ability of Mrs. Shern to effectively serve on the Company’s Audit Committee. The Audit Committee met seven times during fiscal 2007.

Compensation Committee.  The principal function of the Compensation Committee is to, among other things, make recommendations to the board of directors with respect to matters regarding the approval of employment agreements, management and consultant hiring and executive compensation. The Compensation Committee is also responsible for administering our Amended and Restated 2001 Incentive Plan, as amended (the “Incentive Plan”), and our Supplemental Compensation Plan. The current members of the Compensation Committee are Gerald R. Szczepanski (Chair), Jerome L. Davis and Edward A. Volkwein, all of whom meet the independence standards of the NYSE. The board of directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met eight times during fiscal 2007.

Executive Committee.  The Executive Committee was formed in October 2005. The principal function of the Executive Committee is to, among other things, review issues, including strategic planning and other matters, which are appropriate for deliberation and decision by the board of directors, and make recommendations with respect thereto. The current members of the Executive Committee are Leonard Riggio (Chair), R. Richard Fontaine and Michael N. Rosen.

Nominating and Corporate Governance Committee.  The principal function of the Nominating and Corporate Governance Committee is to review and recommend to the board candidates for service on the board and its committees, including the renewal of existing directors, and to recommend to the board the corporate governance guidelines applicable to the Company. The current members of the Nominating and Corporate Governance Committee are Gerald R. Szczepanski, Jerome L. Davis and Edward A. Volkwein, all of whom meet the independence standards of the NYSE. Our board of directors has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at

http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met once during fiscal 2007.

Minimum Qualifications

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to board of directors’ duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any of its significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to their competitors.

Nominating Process

Consideration of new board of director nominee candidates, if any, typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (in accordance with the process described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the board of directors. When nominating a sitting director for re-election at an annual meeting, the Nominating and Corporate Governance Committee will consider the director’s performance on the board of directors and the director’s qualifications in respect of the foregoing.

Consideration of Stockholder-Nominated Directors

Stockholders have the right to submit nominations for persons to be elected to the board of directors as described below. If such a nomination occurs and if a vacancy arises or if the board of directors decides to expand its membership, and at such other times as the board of directors deems necessary or appropriate, the Nominating and Corporate Governance Committee will consider potential nominees submitted by stockholders. The Company’s Bylaws provide that, in order for a stockholder to nominate a person for election to the board of directors at an annual meeting of stockholders, such stockholder must give written notice to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being a nominee and to serving as a director if elected.

Corporate Governance

Code of Business Conduct and Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all executive officers, directors, members of senior management and certain key employees. The Code of Business Conduct and Ethics is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics that is applicable to the Chairman of the Board and Chief Executive Officer, Vice Chairman and Chief Operating Officer, President, Chief Financial Officer, Chief Accounting Officer and any Executive Vice President of the Company. This Code of Ethics is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. In accordance with SEC rules, the Company intends to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to, or any waiver from, a provision of the Code of Ethics on the Company’s website at http://investor.gamestop.com within five business days following such amendment or waiver.

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Texas 76051.

Communications Between Stockholders and Interested Parties and the Board of Directors

Stockholders and other interested persons seeking to communicate with the board of directors should submit any communications in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full board of directors or to any individual director or directors (including the presiding director of the executive sessions of the non-management directors or the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All members of the board of directors are expected to attend in person the Company’s annual meeting of stockholders and be available to address questions or concerns raised by stockholders. Ten of the Company’s directors attended the 2007 GameStop annual meeting of stockholders.

Director Independence

The current members of the board of directors who are “independent” directors under the listing standards of the NYSE are Jerome L. Davis, Steven R. Koonin, Leonard Riggio, Stephanie M. Shern, Stanley Steinberg, Gerald R. Szczepanski, Edward A. Volkwein and Lawrence S. Zilavy. In addition to meeting the independence standards of the NYSE, each of these directors meets the independence standards established by the SEC. The non-management directors of the Company hold regularly scheduled executive sessions without management present at least once annually. The presiding director for each non-management executive session is Mrs. Shern.

Executive Officers

The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Position

R. Richard Fontaine	66	Chairman of the Board and Chief Executive Officer
Daniel A. DeMatteo	60	Vice Chairman and Chief Operating Officer
David W. Carlson	45	Executive Vice President and Chief Financial Officer
Tony D. Bartel	44	Executive Vice President of Merchandising and Marketing
Robert A. Lloyd	46	Senior Vice President and Chief Accounting Officer

Information with respect to executive officers of the Company who also are directors is set forth in “Information Concerning the Directors and Nominees” above.

David W. Carlson has been Executive Vice President and Chief Financial Officer of GameStop or our predecessor companies since November 1996. From 1989 to November 1996, Mr. Carlson held various positions with Barnes & Noble, including Director of Finance, Director of Accounting and Manager of Financial Reporting. Prior to 1989, Mr. Carlson held various positions with the public accounting firm of KPMG Peat Marwick.

Tony D. Bartel has been the Executive Vice President of Merchandising and Marketing since March 2007. Prior to that, Mr. Bartel was the Senior Vice President of International Finance, a role he held since joining GameStop in 2005. Mr. Bartel joined GameStop from NCH Corporation where he was the Chief Administrative Officer from May 2003 to May 2005. From 1989 to May 2003, Mr. Bartel held various positions with PepsiCo and Yum Brands, Inc., including Operational Finance, Strategic Planning, Controller and eventually Chief Financial Officer of Pizza Hut. Prior to 1989, Mr. Bartel held various positions with the public accounting firm of KPMG Peat Marwick.

Robert A. Lloyd has been our Senior Vice President and Chief Accounting Officer since October 2005. Prior to that, Mr. Lloyd was the Vice President — Finance of GameStop or its predecessor companies from October 2000 and was the Controller of GameStop’s predecessor companies from December 1996 to October 2000. From May 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to May 1988, Mr. Lloyd held various positions with the public accounting firm of Ernst & Young. Mr. Lloyd is a Certified Public Accountant.

Our executive officers are elected by our board of directors on an annual basis and serve until the next annual meeting of our board of directors or until their successors have been duly elected and qualified.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the number of shares of our Common Stock and exercisable options to purchase such stock beneficially owned on May 1, 2008 by each director and each of the executive officers named in the Summary Compensation Table, each holder of 5% or more of our Common Stock and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. The total number of shares of our Common Stock outstanding as of May 1, 2008 was 163,189,494.

	Shares Beneficially Owned
Name	Number(1)%

FMR LLC	11,308,579	(2)	6.9
82 Devonshire Street, Boston MA 02109
American Century Companies, Inc.	8,607,635	(2)	5.3
4500 Main Street, 9th Floor, Kansas City, MO 64111
R. Richard Fontaine	1,111,341	(3)	*
Daniel A. DeMatteo	659,358	(4)	*
Steven R. Morgan	247,500	(5)	*
David W. Carlson	379,828	(6)	*
Tony D. Bartel	146,280	(7)	*
Jerome L. Davis	40,490	(8)	*
Steven R. Koonin	14,400	(9)	*
Leonard Riggio	11,792,122	(10)	7.1
Michael N. Rosen	143,200	(11)	*
Stephanie M. Shern	132,400	(11)	*
Stanley (Mickey) Steinberg	45,600	(8)	*
Gerald R. Szczepanski	175,600	(11)	*
Edward A. Volkwein	107,600	(12)	*
Lawrence S. Zilavy	39,200	(8)	*
All directors and executive officers as a group (15 persons)	15,085,146	(13)	8.9

*	Less than 1.0%

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after May 1, 2008 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)	This information is based upon Schedule 13G/A’s filed with the SEC in February 2008.

(3)	Of these shares, 852,000 are issuable upon exercise of stock options and 207,000 are restricted shares.

(4)	Of these shares, 400,000 are issuable upon exercise of stock options and 207,000 are restricted shares.

(5)	Of these shares, 160,000 are issuable upon exercise of stock options and 73,000 are restricted shares.

(6)	Of these shares, 250,000 are issuable upon exercise of stock options and 90,000 are restricted shares.

(7)	Of these shares, 99,000 are issuable upon exercise of stock options and 41,500 are restricted shares.

(8)	Of these shares, 26,400 are restricted shares.

(9)	All of these shares are restricted shares.

(10)	Of these shares, 3,532,000 are issuable upon exercise of stock options and 26,400 are restricted shares. Mr. Riggio is the direct beneficial owner of 4,970,004 shares. Mr. Riggio is the indirect beneficial owner of 2,253,826 shares owned by B&N College, a New York corporation of which Mr. Riggio beneficially owns all of the currently outstanding voting securities. As co-trustee of The Riggio Foundation, a charitable trust, Mr. Riggio is the indirect beneficial owner of 1,009,892 shares owned by The Riggio Foundation. Excluded from his shares are 605,424 shares held in a rabbi trust established by Barnes & Noble for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement, but over which Mr. Riggio has no voting power.

(11)	Of these shares, 104,000 are issuable upon exercise of stock options and 26,400 are restricted shares.

(12)	Of these shares, 60,000 are issuable upon exercise of stock options and 26,400 are restricted shares. Of the remaining shares, 1,000 shares are owned by Mr. Volkwein’s spouse, and 500 shares each are owned by Mr. Volkwein’s two children.

(13)	Of these shares, 5,695,000 are issuable upon exercise of stock options and 860,900 are restricted shares.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Gerald R. Szczepanski (Chair), Jerome L. Davis and Edward A. Volkwein, none of whom has ever been an employee of the Company. No member of the committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

Executive Compensation

The following table (the “Summary Compensation Table”) sets forth the compensation earned during the year indicated by our chief executive officer, chief financial officer and our three other most highly compensated executive officers.

Summary Compensation Table
								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Year		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	(1)		($)(2)	($)	($)(3)	($)(4)	($)(5)	($)	($)		($)

R. Richard Fontaine	2007		$1,000,000	—	$1,879,743	$453,181	$2,200,000	—	$83,584	(6)	$5,616,508
Chairman and CEO	2006		1,011,539	—	800,123	814,427	2,000,000	—	63,694	(6)	4,689,783
Daniel A. DeMatteo	2007		800,000	—	1,879,743	453,181	1,760,000	—	68,906	(7)	4,961,830
Vice Chairman and	2006		810,385	—	800,123	814,427	1,600,000	—	72,953	(7)	4,097,888
COO
Steven R. Morgan	2007		498,077	—	526,172	673,600	412,500	—	57,288	(8)	2,167,637
President	2006		467,308	—	—	651,393	225,000	—	145,387	(8)	1,489,088
David W. Carlson	2007		398,077	—	939,872	227,474	330,000	—	10,087	(9)	1,905,510
Executive VP and CFO	2006		358,846	—	400,062	422,498	245,000	—	10,701	(9)	1,437,107
Tony D. Bartel	2007	(10)	348,077	—	210,469	555,720	288,750	—	1,508	(9)	1,404,524
Executive VP of	2006	(10)	310,385	—	—	537,400	120,000	—	1,007	(9)	968,792
Merchandising & Marketing

(1)	Reflects fiscal 2007 and the fiscal year ended February 3, 2007 (“fiscal 2006”).

(2)	Reflects salary paid for fiscal 2007, which consisted of 52 weeks and fiscal 2006, which consisted of 53 weeks.

(3)	Reflects the stock-based compensation expense recognized for financial reporting purposes for the designated fiscal years for the restricted stock awards granted in those years, as well as in prior years, as prescribed by Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”). Grants of restricted shares vest ratably over a three-year period after the grant date. Assumptions used in calculating these amounts are included in Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for fiscal 2007.

(4)	Reflects the stock-based compensation expense recognized for financial reporting purposes for the designated fiscal years, as prescribed by SFAS 123(R) for grants of options to purchase shares of the Company’s Common Stock. Option grants vest ratably over a three-year period after the grant date. Amounts include expense related to awards granted prior to fiscal 2007. Assumptions used in calculating these amounts are included in Notes 1 and 13 to the Company’s financial statements included in its Annual Report on Form 10-K for fiscal 2007.

(5)	Reflects incentive-based bonuses earned in fiscal 2007 but paid in March 2008 and fiscal 2006 but paid in March 2007.

(6)	Includes contributions under our 401(k) plan and payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2007 or fiscal 2006. Also includes perquisites and personal benefits paid to Mr. Fontaine, which totaled $75,559 and $50,655 for fiscal 2007 and fiscal 2006, respectively, and consisted solely of the value of his personal use of the Company plane. The value of the personal use of the Company plane was calculated as the excess of the portion of the incremental costs to operate the aircraft for the year (as provided by the third party retained to pilot and maintain the Company plane) attributed to Mr. Fontaine’s personal use over the amount reimbursed by Mr. Fontaine using Standard Industry Fare Level rules.

(7)	Includes contributions under our 401(k) plan and payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2007 or fiscal 2006. Also includes perquisites and personal benefits paid to Mr. DeMatteo, which totaled $62,834 and $60,716 for fiscal 2007 and fiscal 2006, respectively, and consisted solely of the value of his personal use of the Company plane. The value of the personal use of the Company plane was calculated as the excess of the portion of the incremental costs to operate the aircraft for the year (as provided by the third party retained to pilot and maintain the Company plane) attributed to Mr. DeMatteo’s personal use over the amount reimbursed by Mr. DeMatteo using Standard Industry Fare Level rules.

(8)	Includes contributions under our 401(k) plan and payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2007 or fiscal 2006, and contributions to a non-qualified deferred compensation plan of $24,615 and $22,500 for fiscal 2007 and fiscal 2006, respectively. Also includes perquisites and personal benefits paid to Mr. Morgan, which totaled $25,544 and $117,262 for fiscal 2007 and fiscal 2006, respectively, and consisted of the following:

•	Reimbursement of relocation costs totaling $66,545 (including tax reimbursement of $6,811) for fiscal 2006 in accordance with the terms of Mr. Morgan’s employment agreement, calculated using the amounts actually incurred;

•	Payments for a vehicle leased for Mr. Morgan’s use totaling $2,834 and $22,068 for fiscal 2007 and fiscal 2006, respectively, calculated based on the actual lease payments and repair costs incurred;

•	Value of Mr. Morgan’s personal use of the Company plane totaling $12,040 and $21,934 for fiscal 2007 and fiscal 2006, respectively, calculated as the excess of the portion of the incremental costs to operate the aircraft for the year (as provided by the third party retained to pilot and maintain the Company plane) attributed to Mr. Morgan’s personal use over the amount reimbursed by Mr. Morgan using Standard Industry Fare Level rules;

•	Commercial airfare totaling $10,122 and $5,738 for fiscal 2007 and fiscal 2006, respectively, for Mr. Morgan and his spouse in accordance with the terms of Mr. Morgan’s employment agreement, calculated using the amount paid for the airfare; and

•	Ground transportation costs totaling $548 and $977 for fiscal 2007 and fiscal 2006, respectively, for Mr. Morgan’s spouse incurred in travel provided by the terms of Mr. Morgan’s employment agreement, calculated as the amount paid for the ground transportation.

(9)	Consists of contributions under our 401(k) plan and payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2007 or fiscal 2006. No perquisites were paid to these individuals.

(10)	Includes compensation paid to Mr. Bartel for his service before being named an executive officer in March 2007.

Grants of Plan-Based Awards in Last Fiscal Year

The following table shows all grants of plan-based awards, which consisted of grants of restricted shares of our Common Stock, granted to the executive officers named in the Summary Compensation Table for fiscal 2007. The grant of share-based awards on February 9, 2007 was based on performance for fiscal 2006.

Grants of Plan-Based Awards
								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards			Shares of	Securities	Base Price of	of Stock and
		Thresh-			Thresh-			Stock or	Underlying	Option	Option
	Grant	Hold	Target	Maximum	Hold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(2)	(#)	($/Sh)	($)

R. Richard Fontaine	2/9/2007	—	$2,000,000	$2,500,000	—	—	—	120,000	—	—	$3,201,000
Daniel A. DeMatteo	2/9/2007	—	1,600,000	2,000,000	—	—	—	120,000	—	—	3,201,000
Steven R. Morgan	2/9/2007	—	375,000	468,750	—	—	—	60,000	—	—	1,600,500
David W. Carlson	2/9/2007	—	300,000	375,000	—	—	—	60,000	—	—	1,600,500
Tony D. Bartel	2/9/2007	—	262,500	328,125	—	—	—	24,000	—	—	640,200

(1)	The Non-Equity Incentive Plan award was granted under the Supplemental Compensation Plan.

(2)	Other Stock Awards consist of restricted shares of the Company’s Common Stock, which were granted under the Incentive Plan.

Additional Material Factors

The Company entered into employment agreements with R. Richard Fontaine, Daniel A. DeMatteo, Steven R. Morgan and David W. Carlson. The terms of the employment agreements for each of these executive officers extend beyond the fiscal year ended January 31, 2009 and provide for minimum annual salaries as follows:

•	R. Richard Fontaine	$650,000
•	Daniel A. DeMatteo	$535,000
•	Steven R. Morgan	$450,000
•	David W. Carlson	$350,000

Annual bonus compensation will be based on the formula and targets established under and in accordance with the Company’s Supplemental Compensation Plan. The Target specified in the “Non-Equity Incentive Plan” column of the Grants of Plan-Based Awards table above was achieved and is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Under the terms of their employment agreements, each executive shall be entitled to all benefits afforded to key management personnel or as determined by the board of directors of the Company, including, but not limited to, restricted stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts and retirement benefits.

Under the terms of his employment agreement, Mr. Morgan is also entitled to certain benefits associated with his transition from employment by EB to his employment as the Company’s President. Mr. Morgan is entitled to the reimbursement of expenses incurred in relocating to the Company’s headquarters in Grapevine, Texas from his residence in Pennsylvania, including one relocation to a temporary residence in Texas and one relocation to a permanent residence in Texas at such time as Mr. Morgan’s spouse relocates to Texas. The relocation to the temporary residence took place in fiscal 2006 and the Company incurred costs totaling $66,545 in fiscal 2006 in connection with this relocation. Mr. Morgan was also entitled to two round-trip first class airfares per month between Pennsylvania and Texas until December 31, 2007. The Company incurred costs totaling $10,122 in fiscal 2007 and $5,738 in fiscal 2006 in connection with this entitlement.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the executive officers named in the Summary Compensation Table regarding outstanding equity awards held as of February 2, 2008 by those executive officers. The year-end values in the table for the market value of shares that have not vested have been calculated based on the $52.52 per share closing price of our Common Stock on February 1, 2008 (the last trading date of the fiscal year).

Outstanding Equity Awards at End of Fiscal 2007
	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
	Number of	Number of	Number of			Number of	Value of	Shares,	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Units or	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Other	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable(1)(2)	Unexercisable(1)	Options (#)	Price ($)	Date(1)	Vested (#)(3)	Vested ($)(3)	Not Vested (#)	Not Vested ($)

R. Richard Fontaine	620,000	—	—	$9.00	2/12/2012	—	—	—	—
	282,000	—	—	9.29	3/1/2014	—	—	—	—
	200,000	100,000	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	200,000	$10,504,000	—	—
Daniel A. DeMatteo	118,000	—	—	9.00	2/12/2012	—	—	—	—
	282,000	—	—	9.29	3/1/2014	—	—	—	—
	200,000	100,000	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	200,000	10,504,000	—	—
Steven R. Morgan	—	160,000	—	20.69	2/9/2016	—	—	—	—
	—	—	—	—	—	60,000	3,151,200	—	—
David W. Carlson	250,000	—	—	9.00	2/12/2012	—	—	—	—
	150,000	—	—	9.29	3/1/2014	—	—	—	—
	100,000	50,000	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	100,000	5,252,000	—	—
Tony D. Bartel	33,000	132,000	—	20.69	2/9/2016	—	—	—	—
	—	—	—	—	—	24,000	1,260,480	—	—

(1)	The options reflected herein were granted under the Incentive Plan, and vest and become exercisable ratably over a three-year period following grant. The options expire one day before the tenth anniversary of the grant dates; therefore the grant date for each grant can be determined from the expiration dates shown above.

(2)	Of these options, Mr. Fontaine, Mr. DeMatteo and Mr. Carlson exercised 350,000, 300,000 and 300,000 options, respectively, subsequent to February 2, 2008.

(3)	The Stock Awards consist of restricted shares of the Company’s Common Stock, which were granted on February 10, 2006 and February 9, 2007 under the Incentive Plan, and vest ratably over a three-year period following grant.

The options to purchase shares of our Common Stock granted in 2003 or later and the restricted stock awards reflected in the table above were subject to compensation expense under SFAS 123(R). The compensation expense incurred in fiscal 2006 and fiscal 2007 for each executive officer associated with these options and restricted stock grants has been reflected in the Summary Compensation Table. In addition, those grants which occurred in fiscal 2006 and fiscal 2007 have been reflected in either the “All Other Stock Awards” or “All Other Option Awards” columns of the Grants of Plan-Based Awards table above.

Option Exercises and Stock Vested

The following table provides information for the executive officers named in the Summary Compensation Table regarding exercises of options to purchase shares of our Common Stock and shares acquired upon vesting of stock awards during fiscal 2007 by those executive officers. The values realized upon exercise or vesting in the table have been calculated using the stock price at the time of exercise or vesting.

Fiscal 2007 Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

R. Richard Fontaine	826,000	$27,470,774	40,000	$1,070,600
Daniel A. DeMatteo	700,000	21,512,003	40,000	1,070,600
Steven R. Morgan	80,000	1,546,616	—	—
David W. Carlson	542,000	15,735,707	20,000	535,300
Tony D. Bartel	33,000	1,098,954	—	—

Pension Plans

The Company does not provide pension plans for the benefit of its employees; therefore, we have omitted the Pension Benefits Table.

Nonqualified Deferred Compensation

The Company assumed the sponsorship of EB’s nonqualified deferred compensation plan (the “EB Plan”) upon the mergers. Participation in the EB Plan was restricted upon the mergers to those employees already participating in the EB Plan. Steven R. Morgan is the only executive officer that participates in the EB Plan, as he was employed by EB prior to the mergers. The following table presents the activity for fiscal 2007 for the executive officers named in the Summary Compensation Table.

Nonqualified Deferred Compensation
	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Aggregate
	in Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals	Balance at last
	Year	Year	Year	/Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)

R. Richard Fontaine	—	—	—	—	—
Daniel A. DeMatteo	—	—	—	—	—
Steven R. Morgan	$22,885	$24,615	$(1,604)	—	$132,901
David W. Carlson	—	—	—	—	—
Tony D. Bartel	—	—	—	—	—

The EB Plan provides for the deferral of salary and bonus only by participating employees without limitation. The Company matches 100% of the participating employee’s deferral up to 5% of the participating employee’s salary. Withdrawals only occur in lump-sum form upon separation of employment from the Company. The EB Plan is administered by a third party and each participant directs the investment of any amounts deferred among various mutual fund choices. Amounts contributed by the Company on behalf of participants are invested in Company-owned life insurance policies with investment returns tied to published 30-year bond rates. The investment of funds in widely available mutual funds does not result in above-market or preferential earnings. Amounts shown above for executive contributions are included in amounts listed in the “Salary” column of the Summary Compensation Table and amounts shown above for registrant contributions are included in amounts listed in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements and Potential Payments upon Change in Control or Termination

GameStop entered into employment agreements with R. Richard Fontaine, Daniel A. DeMatteo, Steven R. Morgan and David W. Carlson. See “Compensation Discussion and Analysis — Employment Agreements” below for a description of the terms of these employment agreements. Tony D. Bartel does not have a formal employment or severance agreement with the Company. Any severance payments in the form of salary or bonus to Mr. Bartel would be provided at the discretion of the board of directors.

Pursuant to the employment agreements, each executive’s employment may be terminated upon death or disability, by GameStop with or without cause or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment. A good reason event is defined as a change of control, a reduction in compensation or a material reduction in benefits or responsibilities, or a relocation of at least 50 miles. Among other things, the employment agreement includes a severance arrangement if the executive is terminated by GameStop without cause or by the executive for good reason which provides each executive with the greater of his base salary through the term of the agreement or one year, plus the average of the last three annual bonuses, plus the continuation of medical benefits for 18 months and the release of all stock option restrictions. Amounts owed to the executive officers upon termination or a change of control assuming a triggering event took place on February 1, 2008, the last business day of the Company’s last completed fiscal year, are presented below:

		Before	After
		Change in	Change in
		Control	Control
		Termination	Termination
		w/o Cause or	w/o Cause or
		for Good	for Good	Voluntary			Change in
Name	Benefit	Reason	Reason	Termination	Death	Disability	Control

R. Richard Fontaine	Salary	$1,189,041	$1,189,041	—	—	—	$1,189,041
	Bonus	1,770,000	1,770,000	—	—	—	1,770,000
	Medical Benefits	9,884	9,884	—	—	—	9,884
	Accelerated Stock Options(1)	4,239,500	4,239,500	—	—	—	4,239,500
	Accelerated Restricted Stock(1)(2)	10,504,000	10,504,000	—	$10,504,000	$10,504,000	10,504,000

	Total	$17,712,425	$17,712,425	—	$10,504,000	$10,504,000	$17,712,425

Daniel A. DeMatteo	Salary	$951,233	$951,233	—	—	—	$951,233
	Bonus	1,436,333	1,436,333	—	—	—	1,436,333
	Medical Benefits	9,884	9,884	—	—	—	9,884
	Accelerated Stock Options(1)	4,239,500	4,239,500	—	—	—	4,239,500
	Accelerated Restricted Stock(1)(2)	10,504,000	10,504,000	—	$10,504,000	$10,504,000	10,504,000

	Total	$17,140,950	17,140,950	—	$10,504,000	$10,504,000	$17,140,950

Steven R. Morgan	Salary	$515,068	$515,068	—	—	—	$515,068
	Bonus	321,532	321,532	—	—	—	321,532
	Medical Benefits	9,884	9,884	—	—	—	9,884
	Accelerated Stock Options(1)	5,093,600	5,093,600	—	—	—	5,093,600
	Accelerated Restricted Stock(1)(2)	3,151,200	3,151,200	—	$3,151,200	$3,151,200	3,151,200

	Total	$9,091,284	$9,091,284	—	$3,151,200	$3,151,200	$9,091,284

		Before	After
		Change in	Change in
		Control	Control
		Termination	Termination
		w/o Cause or	w/o Cause or
		for Good	for Good	Voluntary			Change in
Name	Benefit	Reason	Reason	Termination	Death	Disability	Control

David W. Carlson	Salary	$466,849	$466,849	—	—	—	$466,849
	Bonus	292,667	292,667	—	—	—	292,667
	Medical Benefits	3,961	3,961	—	—	—	3,961
	Accelerated Stock Options(1)	2,119,750	2,119,750	—	—	—	2,119,750
	Accelerated Restricted Stock(1)(2)	5,252,000	5,252,000	—	$5,252,000	$5,252,000	5,252,000

	Total	$8,135,227	$8,135,227	—	$5,252,000	$5,252,000	$8,135,227

Tony D. Bartel	Salary	—	—	—	—	—	—
	Bonus	—	—	—	—	—	—
	Medical Benefits	—	—	—	—	—	—
	Accelerated Stock Options(1)	—	$4,202,220	—	—	—	$4,202,220
	Accelerated Restricted Stock(1)(2)	—	1,260,480	—	$1,260,480	$1,260,480	1,260,480

	Total	—	$5,462,700	—	$1,260,480	$1,260,480	$5,462,700

(1)	Option grants are immediately vested upon a change in control. The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $52.52 (based on the closing price of the Company’s Common Stock as of February 1, 2008, the last business day of fiscal 2007) and include all outstanding, unvested grants through the assumed termination date of February 2, 2008. Actual value will vary based on changes in the Company’s Common Stock price.

(2)	Restricted stock grants are immediately vested upon a change in control or the death or disability of the recipient.

On April 17, 2008, the Company entered into a letter agreement with Mr. Morgan describing the terms of his election to resign his employment as President of the Company with the approval of the Company, effective May 2, 2008. Under the terms of the letter agreement, on November 3, 2008, Mr. Morgan will receive in a lump sum $952,763, constituting Mr. Morgan’s current annual salary, average annual bonus for the past three years, unpaid vacation pay and value of six months of medical benefits, plus interest thereon at 5% per annum from May 2, 2008 through November 3, 2008. Mr. Morgan will also be entitled to Company-paid COBRA medical benefits for up to eighteen months and as of May 2, 2008, all vesting restrictions regarding stock options and restricted stock that have been previously granted to Mr. Morgan by the Company lapsed and such stock options and restricted stock became fully vested. Mr. Morgan will be subject to certain restrictive covenants, most through May 2, 2009 and some through May 2, 2010.

Director Compensation

The following table provides information regarding compensation earned by the non-employee directors during fiscal 2007:

Director Compensation
					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash(1)	Awards(2)	Awards(3)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Jerome L. Davis(4)	$55,000	$300,759	—	—	—	—	$355,759
James J. Kim(5)	12,500	118,397	—	—	—	—	130,897
Steven R. Koonin(6)	39,500	57,513	—	—	—	—	97,013
Leonard Riggio(7)	53,000	408,695	$114,880	—	—	—	576,575
Michael N. Rosen(8)	52,000	408,695	132,793	—	—	—	593,488
Stephanie M. Shern(8)	55,000	408,695	132,793	—	—	—	596,488
Stanley (Mickey) Steinberg(4)	53,000	300,759	—	—	—	—	353,759
Gerald R. Szczepanski(8)	58,000	408,695	132,793	—	—	—	599,488
Edward A. Volkwein(9)	57,000	408,695	132,793	—	—	—	598,488
Lawrence S. Zilavy(4)	53,000	300,759	—	—	—	—	353,759

(1)	Represents amounts earned and paid for service in fiscal 2007.

(2)	Reflects the stock-based compensation expense incurred in fiscal 2007 as prescribed by SFAS 123(R) for restricted shares of the Company’s Common Stock. Amounts include expense related to awards granted in and prior to fiscal 2007. The fiscal 2007 grant of restricted shares vests in equal annual increments over a three-year period. Assumptions used in calculating these amounts are included in Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for fiscal 2007.

(3)	Reflects the stock-based compensation expense incurred in fiscal 2007 as prescribed by SFAS 123(R) for grants of options to purchase shares of the Company’s Common Stock. Option grants vest ratably over a three-year period after the grant date. Amounts include expense related to awards granted prior to fiscal 2007. Assumptions used in calculating these amounts are included in Notes 1 and 13 to the Company’s financial statements included in its Annual Report on Form 10-K for fiscal 2007.

(4)	As of February 2, 2008, the named director held 32,000 shares of restricted stock that have not vested, of which 19,200 shares were awarded in fiscal 2007, with a grant date fair value of $512,160.

(5)	As of June 28, 2007, the named director held 32,000 shares of restricted stock that had not vested, of which 19,200 shares were awarded in fiscal 2007 with a grant date fair value of $512,160. Upon resignation from the board of directors on June 28, 2007, the 32,000 unvested shares were forfeited.

(6)	As of February 2, 2008, the named director held 7,200 shares of restricted stock that have not vested which were awarded in fiscal 2007 with a grant date fair value of $286,776. Mr. Koonin was voted to the board of directors at the June 2007 stockholders’ meeting.

(7)	As of February 2, 2008, the named director held 32,000 shares of restricted stock that have not vested and options to purchase 3,548,000 shares of the Company’s Common Stock. Of the 32,000 shares of restricted stock, 19,200 shares were awarded in fiscal 2007, with a grant date fair value of $512,160.

(8)	As of February 2, 2008, the named director held 32,000 shares of restricted stock that have not vested and options to purchase 120,000 shares of the Company’s Common Stock. Of the 32,000 shares of restricted stock, 19,200 shares were awarded in fiscal 2007, with a grant date fair value of $512,160.

(9)	As of February 2, 2008, the named director held 32,000 shares of restricted stock that have not vested and options to purchase 76,000 shares of the Company’s Common Stock. Of the 32,000 shares of restricted stock, 19,200 shares were awarded in fiscal 2007, with a grant date fair value of $512,160.

Directors who are not employees of the Company receive compensation of $50,000 per annum and $1,000 per in-person board or committee meeting. In addition, we reimburse our directors for expenses in connection with attendance at board and committee meetings. Other than with respect to reimbursement of expenses, directors who are our employees do not receive additional compensation for their services as directors.

PERFORMANCE GRAPH

The below graph compares the cumulative total stockholder return on the Common Stock for the period commencing January 31, 2003 through February 1, 2008 (the last trading date of fiscal 2007) with the cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Dow Jones Retailers, Other Specialty Industry Group Index (the “Dow Jones Specialty Retailers Index”) over the same period. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Common Stock, the S&P 500 and the Dow Jones Specialty Retailers Index on January 31, 2003 and (ii) reinvestment of dividends. The Common Stock reflects a two-for-one stock split on March 16, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company’s executive officer compensation program is administered by the Compensation Committee of the board of directors. The program is based upon the following guiding principles:

1. The pay and benefits provided by the Company to its executive officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2. The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value.

3. Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of equity compensation and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4. The overall value of the incentive and total compensation opportunities will be designed to be consistent with the level of the Company’s operational performance over time and in the level of returns provided to stockholders.

The Compensation Committee believes that the organization’s directors and senior executives should be compensated commensurate with their success in maintaining the growth and high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. The Compensation Committee will develop and recommend compensation programs to support these critical objectives. The board of directors will continue to have sole approval rights over the Compensation Committee’s recommendations.

The compensation program is designed to reward the executive officers for the dedication of their time, efforts, skills and business experience to the business of the Company. The compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonus and is measured by the Company’s operating earnings, net income and growth, among other factors. Long-term performance is rewarded through stock options or restricted stock awards and is measured in the performance of the Company’s stock price, which is tied to earnings, growth and other factors.

Role of Compensation Consultants

For assistance in developing effective recommendations, the Compensation Committee believes that an independent compensation consultant can and should provide independent recommendations and points of view, a role that is essential to the process of impartial compensation evaluation. Therefore, when appropriate, the Compensation Committee will utilize an independent compensation consultant who will report to and take direction from the Compensation Committee. The consultant’s research and viewpoints will provide one of several necessary data points that will be used to determine the Compensation Committee’s specific compensation recommendations to the board of directors.

In both fiscal 2006 and fiscal 2007, the Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”) to review the compensation programs in place for the Company’s executive officers. Mercer was engaged to evaluate each key element of the compensation program and the total compensation program relative to the Company’s peers. The key elements (base salary, annual bonus and stock option and/or restricted stock awards) were analyzed against the peer group both independently and collectively in order to determine in which percentile of the peer group the Company’s executive officers fell. The purpose of this engagement was to determine whether the Company’s total compensation plan and allocation of compensation between base salary, annual bonus and long-term incentives (primarily stock-based) was reasonable considering the Company’s peers.

Significant research and effort was devoted to establishing the Company’s peer group. The peer group used to benchmark compensation was established by Mercer and the Compensation Committee from the universe of other specialty retailers, specialty restaurants and entertainment companies, constituting a combination of similar revenue size, number of stores, international scope, demographics, growth rate or market value. Companies in the fiscal 2007 peer group include Abercrombie & Fitch, Bed Bath & Beyond, Barnes & Noble, Borders Group, Dick’s Sporting Goods, Starbucks, Yum! Brands, MGM Mirage and Whole Foods. The Company ranked in the 70th percentile of revenues of this peer group and in the 58th percentile of market value.

In performing its assessment of the Company’s executive compensation packages versus the peer group, Mercer considered the 2006 proxy data, press release data and annual report available for each peer, Mercer’s executive compensation surveys and surveys prepared by Towers Perrin and Watson Wyatt.

Positions within the Company for each of the executives were matched to the peer group based upon title, level of pay, organization charts and survey data. Elements of compensation which were analyzed included base salary, annual incentive bonus, targeted total annual cash compensation, long-term incentives and total compensation (cash and long-term incentives). Total annual cash compensation for the surveyed executive positions averaged at approximately the 44th percentile of the peer group. Average long-term incentive compensation compared at the 51st percentile of the peer group, and average total compensation matched the 53rd percentile.

Compensation for each executive, consisting of base salary and annual bonus, was targeted by the Compensation Committee to rank in the 75th percentile of the peer group, with total compensation, including the value of long-term awards, targeted to rank in the 75th percentile of peers. The results of the fiscal 2007 Mercer study showed that the Company’s executive officers were generally in the appropriate percentiles of both current and total compensation. Where the Compensation Committee determined that there were instances of one or more elements of an individual’s compensation ranking outside the targeted percentile range, considerations were made as to compensation, bonus and awards for the fiscal year ended January 31, 2009 (“fiscal 2008”) in order to balance the individual elements of compensation, where possible, and the total compensation in line with the targets. The changes made by the Compensation Committee to fiscal 2008 compensation for the surveyed positions, after considering Mercer’s recommendations, were to increase the restricted stock awards to R. Richard Fontaine, the Company’s Chairman of the Board and Chief Executive Officer, and to Daniel A. DeMatteo, the Company’s Vice Chairman and Chief Operating Officer, by 27,000 to 87,000 shares, to increase the base salary of Mr. Fontaine by 20% to $1,200,000, to increase the base salary of Mr. DeMatteo by 20% to $960,000, to increase the base salary of Steven R. Morgan, the Company’s President, by 15% to $575,000 and to increase the base salary of David W. Carlson, the Company’s Executive Vice President and Chief Financial Officer, by 10% to $440,000.

The Compensation Committee has begun evaluating the completion of a similar compensation review for fiscal 2008.

Key Elements of Compensation

The Company has entered into employment agreements with its Chief Executive Officer, Chief Operating Officer, President and Chief Financial Officer. These employment contracts cover the key elements of the Company’s executive compensation package, which consist of base salary, annual bonus and stock options or restricted stock, and cover severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including insurance and other benefits. The Compensation Committee makes its determinations after receiving and considering the recommendations of the Company’s Chief Executive Officer and after considering Mercer’s recommendations and research. The Compensation Committee makes recommendations to the board of directors, which ultimately approves the executive compensation package for each year.

In the years prior to fiscal 2006, the Compensation Committee operated from the general principle observed by GameStop since its inception that compensation would be heavily weighted toward short and long-term performance based incentives, while maintaining base salary rates at the competitive middle. As long as the organization continued to perform at a high level, participants had the potential to earn commensurately larger incentives. Therefore, decisions regarding any current-year incentive award targets were based on performance forecasts for that year. The amount of incentive amounts awarded in prior years was not factored into any current-year decision process for that reason.

Base Salaries

An executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations. Base salaries for the surveyed executive positions in fiscal 2007 averaged at the 23rd percentile of the peer group.

The Compensation Committee met on February 9, 2007 to establish the base salaries for fiscal 2007 for Messrs. Fontaine, DeMatteo, Morgan and Carlson. In setting the base salaries of these executive officers for fiscal 2007, the Compensation Committee considered the recommendations of Mercer and the Company’s Vice President of Human Resources at that time, the results of the benchmarking against the compensation of the peer group used in 2006, the Company’s growth in fiscal 2006 and projections for fiscal 2007. The Compensation Committee also considered the recommendations of Mr. Fontaine and Mr. DeMatteo in setting the base salaries for Mr. Morgan and Mr. Carlson. Mr. Bartel’s base salary for fiscal 2007 was set by Mr. DeMatteo upon Mr. Bartel’s promotion to Executive Vice President of Merchandising and Marketing in March 2007. In setting Mr. Bartel’s base salary, Mr. DeMatteo considered the scope of Mr. Bartel’s new duties and the volume and complexity of the areas under Mr. Bartel’s direction. Mr. Fontaine concurred with Mr. Bartel’s salary for fiscal 2007.

The Compensation Committee met on February 7, 2008 to establish the base salaries for fiscal 2008 for Messrs. Fontaine, DeMatteo, Morgan, Carlson and Bartel. In setting the base salaries of these executive officers for fiscal 2008, the Compensation Committee considered the recommendations of Mercer, the results of the benchmarking against the peer group, the Company’s significant growth in fiscal 2007 and projections for fiscal 2008. The Compensation Committee also considered that there had been no increase in the salaries of Mr. Fontaine and Mr. DeMatteo from fiscal 2006 to fiscal 2007. The Compensation Committee also considered the recommendations of Mr. Fontaine and Mr. DeMatteo in setting the base salaries for Mr. Morgan, Mr. Carlson and Mr. Bartel.

The board of directors has set salaries for fiscal 2008 as follows:

Executive Officer	Base Salary

R. Richard Fontaine	$1,200,000
Daniel A. DeMatteo	$960,000
Steven R. Morgan	$575,000
David W. Carlson	$440,000
Tony D. Bartel	$400,000

Annual Bonuses

In addition to a base salary, each executive officer is eligible for a performance-based annual cash bonus. The Company has chosen to include performance-based annual bonuses as an element in the current compensation plan as they are an accepted and expected part of most compensation plans for executives and serve to motivate individual and team performance in attaining business objectives and maximizing stockholder value. Annual bonuses for the surveyed executive positions in fiscal 2007 averaged at the 55th percentile for the peer group.

Bonuses for most of the executive officers of the Company are based upon the criteria used in, and are calculated in accordance with, the Supplemental Compensation Plan. R. Richard Fontaine, Daniel A. DeMatteo, Steven R. Morgan, David W. Carlson and Tony D. Bartel are the executive officers of the Company currently participating in the Supplemental Compensation Plan.

The Supplemental Compensation Plan provides that participating executive officers are entitled to a cash bonus in an amount equal to a percentage of their base salary which is pre-determined for each participating executive officer by the Compensation Committee, with input from the Chief Executive Officer, for each fiscal year. The purpose of the Supplemental Compensation Plan is to permit the Company, through awards of annual incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to attract and retain management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional service.

The bonus amount is calculated after each fiscal year in accordance with a sliding scale formula based on the extent to which a pre-established performance target is attained. In general, not later than 60 days after the start of each fiscal year of the Company (and before 25% of the relevant period of service has elapsed), the Compensation Committee establishes in writing a performance target for each participating executive officer (the “Target”). Targets are typically based on budgeted operating earnings for the fiscal year. Operating earnings are budgeted to increase each year from the actual operating earnings achieved during the previous year in order to challenge the executive officers of the Company to increase revenues, control costs and find operating efficiencies and to demonstrate the earnings growth expected of a growth company. Because the Target is higher than the results attained in the previous year and because the Target is established in the first 60 days of the year, the attainment of the Target is substantially uncertain at the time the Target is established. The establishment of the Target as a measure of operating earnings for the five executive officers who participate in the Supplemental Compensation Plan considers the importance of their individual roles in the overall performance and results of the Company. Individual objectives and performance are considered in the establishment of the individual pre-determined percentage of base salary for which each of the five executive officers is eligible (as discussed further below). Stock price performance has not been a factor in determining Targets because the price of the Company’s stock is subject to a variety of factors outside of the Company’s control.

Each participating executive officer is entitled to receive a cash bonus in the amount of their pre-determined percentage of base salary (the “Target Bonus”) as follows:

Then the Percentage of the
If the Fiscal Year Results were:	Target Bonus Received is:

Less than 85% of Target	None
85% or more but less than 90% of Target	50%
90% or more but less than 100% of Target	75%
100% or more but less than 110% of Target	100%
110% or more but less than 125% of Target	110%
125% or more of Target	125%

The Supplemental Compensation Plan limits the maximum cash bonus payable to any participating executive officer to $2,500,000 with respect to any fiscal year. No bonuses are paid until the Compensation Committee certifies the extent to which the Target has been attained. Under the terms of the Supplemental Compensation Plan, the Compensation Committee has no authority to increase the amount of a bonus that would be due upon the attainment of the Target.

Tony D. Bartel was not designated as a participant in the Supplemental Compensation Plan when targets were established at the beginning of fiscal 2007, but was included in the Supplemental Compensation Plan upon his promotion to Executive Vice President of Merchandising and Marketing in March 2007. Mr. Bartel was designated for an annual bonus targeted at 75% of base salary. Payment of Mr. Bartel’s annual bonus for fiscal 2007 was dependent upon the same factors as the four other executive officers already included in the Supplemental Compensation Plan.

Fiscal 2007 Bonuses

Target Bonuses for fiscal 2007 for the executive officers listed in the Summary Compensation Table above (the “named executive officers”) were as follows:

Percentage of
Executive Officer	Base Salary

R. Richard Fontaine	200%
Daniel A. DeMatteo	200%
Steven R. Morgan	75%
David W. Carlson	75%
Tony D. Bartel	75%

The bonus target of $402,500,000 in operating earnings for fiscal 2007 was exceeded with $501,421,000 in actual operating earnings and 110% of the individual target was paid to each named executive officer in March 2008. The following bonuses were paid for fiscal 2007:

Executive Officer	Bonus Amount

R. Richard Fontaine	$2,200,000
Daniel A. DeMatteo	$1,760,000
Steven R. Morgan	$412,500
David W. Carlson	$330,000
Tony D. Bartel	$288,750

Fiscal 2008 Bonus Targets

Target Bonuses for fiscal 2008 for the named executive officers are as follows:

Percentage of
Executive Officer	Base Salary

R. Richard Fontaine	200%
Daniel A. DeMatteo	200%
Steven R. Morgan	75%
David W. Carlson	75%
Tony D. Bartel	75%

Notwithstanding the foregoing, under the Supplemental Compensation Plan, in no event will the maximum cash bonus payable to any participating executive officer exceed $2,500,000 with respect to any fiscal year. The Compensation Committee and the board of directors determined that it is in the best interests of the Company to increase the maximum amount of cash bonus payable under the Supplemental Compensation Plan to $3,500,000 and have recommended that increase to the Company’s stockholders. See Proposal 2 below.

Discretionary Awards

From time to time the Compensation Committee may approve discretionary awards for executive officers and other employees in recognition of efforts that are beyond the normal requirements of their assigned duties. The last such bonuses were paid in fiscal 2006 in consideration of the remarkable effort of the Company’s senior management in accomplishing the mergers between GameStop and EB in fiscal 2005 and successfully integrating the operations of GameStop and EB.

Stock Options and Restricted Stock

The Company chooses to grant long-term awards, currently in the form of stock options or restricted stock, to align the interests of the executive officers with the interests of the Company’s stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. Grants of long-term awards are made to executive officers, members of the board of directors and all other eligible full-time employees under the provisions of the Incentive Plan, which provides for the grant of options to purchase shares of the Company’s Common Stock, the grant of share appreciation rights, the grant of Stock Purchase Awards and the grant of Restricted Share Awards. Executive officers and directors of the Company are not eligible to receive grants of Stock Purchase Awards because of the provisions within those awards of a loan to the grantee to purchase the shares. To date, only options and restricted shares have been granted under the Incentive Plan.

Role of Compensation Committee in Grants.  The Compensation Committee of the board of directors has the responsibility to administer the Incentive Plan and is therefore responsible for authorizing all grants of options or restricted shares. In determining annual stock option or restricted stock grants to executive officers, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value.

The Compensation Committee considers the recommendations of the Chief Executive Officer in granting awards to executive officers and employees other than the Chief Executive Officer and the Chief Operating Officer. The Compensation Committee relies upon the Chief Financial Officer for the day-to-day administration and recordkeeping of the Incentive Plan.

Role of Executive Officers in Grants.  The Chief Executive Officer is responsible for recommending the grant of options or restricted stock to all executive officers and all other eligible full-time employees other than himself and the Chief Operating Officer. The Chief Financial Officer assists the Chief Executive Officer in this process by preparing a list of eligible employees and recommended awards for all eligible employees other than himself. Consideration is given to each individual’s employment standing and those employees subject to possible termination are not deemed to be eligible. Recommended amounts are based on previous grants, individual performance and responsibilities and the individual’s contributions toward increasing stockholder value. As mentioned above, the Chief Financial Officer is also responsible, under the direction of the Compensation Committee, for the day-to-day administration of the outstanding awards and the related recordkeeping.

Prior to fiscal 2006, the Company historically granted stock options to its executive officers and other eligible full-time employees. In February 2006, the Chief Executive Officer recommended to the Compensation Committee that the Company issue restricted stock to the executive officers and stock options to other eligible employees in order to reduce the amount of shares granted in the awards and preserve the available pool of unissued awards for the future. A larger number of shares are needed when granting options because a holder only realizes value on those options from an increase in the share price from the exercise price, while a smaller number of shares are needed for grants of restricted stock because the holder realizes value for the entire share price and any subsequent increases. In February 2006, Mr. Fontaine, Mr. DeMatteo and Mr. Carlson received awards of restricted stock while Mr. Morgan, Mr. Bartel and other eligible employees received awards of stock options. Mr. Morgan received an award of stock options, as opposed to restricted stock, in accordance with the terms of his employment agreement signed in December 2005 when he was hired as the Company’s President. Mr. Bartel received an award of stock options in his role at that time of Senior Vice President of International Finance. Upon the Chief Executive Officer’s recommendation, the February 2007 and February 2008 annual award grants included awards of restricted stock instead of stock options to executive officers and more members of the Company’s management in order to preserve the available pool of unissued awards for the future.

Timing of Grants.  Awards have historically been granted to executive officers and eligible full-time employees once per year. The Compensation Committee has typically met annually within the first 60 days after the start of the new fiscal year to approve the annual grant of options and restricted stock. The Compensation Committee meets on the same date as the regularly scheduled meeting of the board of directors for the first quarter. The date of these Compensation Committee and board of directors meetings is set in the fourth quarter of the previous fiscal year. In 2006, the board of directors and Compensation Committee formalized the historical practice in a policy whereby the annual awards to directors, executive officers and eligible full-time employees under the Incentive Plan will be approved at the first quarter’s meeting of the Compensation Committee.

Prior to fiscal 2006, grants occasionally occurred at other times during a fiscal year to directors, based on actions by the board of directors. As stated above, grants to directors now occur in conjunction with the first quarter’s meeting of the Compensation Committee. Grants also occasionally occur to newly hired executives. When a grant is made for a newly hired executive, it is approved by the Compensation Committee with a grant date on the date on which the executive starts his or her employment with the Company.

There is no effort to time the meeting and the related approval of awards with the release of material non-public information. The board of directors and Compensation Committee typically hold their first quarter meetings in February or early March. There are typically no releases of material non-public information by the Company until the latter half of March when the announcement of the earnings for the previous fiscal year is completed. The timing of grants for newly hired executives is not timed in coordination with the release of material non-public information. The Company does not grant awards based on the pending release of material non-public information and the Company does not release material non-public information for the purpose of affecting the value of executive compensation.

Pricing of Grants.  Under the terms of the Incentive Plan, options are granted with an exercise price equal to the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange (NYSE) for the trading day prior to the approval of the grant by the Compensation Committee.

2008 Grants.  The Compensation Committee met on February 7, 2008 and granted either restricted stock or options for fiscal 2008 to the named executive officers and other eligible employees. The named executive officers were granted restricted stock, as follows:

Shares of Restricted
Executive Officer	Stock Awarded

R. Richard Fontaine	87,000
Daniel A. DeMatteo	87,000
Steven R. Morgan	33,000
David W. Carlson	30,000
Tony D. Bartel	25,500

In addition, each non-employee member of the board of directors was awarded a restricted stock grant of 7,200 shares. Each of the above-referenced grants vests in equal annual installments over three years.

Change of Control/Severance Benefits

Each of Messrs. Fontaine, DeMatteo, Morgan and Carlson has employment agreements as described in “Employment Agreements” below. Pursuant to these agreements, each executive’s employment may be terminated upon death or disability by GameStop with or without cause or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.

A good reason event is defined as a change of control, a reduction in compensation or a material reduction in benefits or responsibilities, or a relocation of at least 50 miles. Among other things, the employment agreement includes a severance arrangement if the executive is terminated by GameStop without cause or by the executive for good reason, which provides each executive with his base salary through the term of the agreement, plus the average of the last three annual bonuses, with a one year minimum, plus the continuation of medical benefits for up to 18 months and the release of all stock option restrictions, including vesting provisions.

The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and were considered competitive with severance provisions being offered at that time.

The estimated minimum payments upon a change in control or termination for each of the named executive officers are detailed in the table of Potential Payments upon Change in Control or Termination above. Severance payments due to a named executive officer may be due either in installments or in a lump sum, to be negotiated between the Company and the executive.

Employment Agreements

GameStop has entered into employment agreements with R. Richard Fontaine, Daniel A. DeMatteo, Steven R. Morgan and David W. Carlson. The terms of the employment agreements for Mr. Fontaine and Mr. DeMatteo commenced on April 11, 2005 and continued for a period of three years thereafter, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal. The term of the employment agreement for Mr. Morgan commenced on December 9, 2005 and continued through February 12, 2008, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal. The term of the employment agreement for Mr. Carlson commenced on April 3, 2006 and continued for a period of two years thereafter, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal. Each of these employment agreements automatically renewed for a period of one year as no notices of non-renewal were given.

Mr. Fontaine’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $650,000. Mr. DeMatteo’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $535,000. Mr. Morgan’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $450,000. Mr. Carlson’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $350,000. Annual bonus compensation will be based on the formula and targets established under and in accordance with the Supplemental Compensation Plan.

Each executive shall be entitled to all benefits afforded to key management personnel or as determined by the board of directors of GameStop, including, but not limited to, restricted stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts and retirement benefits.

Each executive is also restricted from competing with GameStop for the later of the expiration of the term of the agreement or one year after termination of employment, unless the contract is terminated by GameStop without cause or the executive for good reason.

Under the terms of his employment agreement, Mr. Morgan was also entitled to certain benefits associated with his transition from employment by EB to his employment as the Company’s President. Mr. Morgan was entitled to the reimbursement of expenses incurred in relocating to the Company’s headquarters in Grapevine, Texas from his residence in Pennsylvania, including one relocation to a temporary residence in Texas and one relocation to a permanent residence in Texas at such time as Mr. Morgan’s spouse relocated to Texas. The relocation to the temporary residence took place in fiscal 2006, at which time the Company incurred costs totaling $66,545 for the relocation. The relocation to the permanent residence in Texas never took place. Mr. Morgan was also entitled to two round-trip first class airfares per month between Pennsylvania and Texas until December 31, 2007.

On April 17, 2008, the Company entered into a letter agreement with Mr. Morgan describing the terms of his election to resign his employment as President of the Company with the approval of the Company, effective May 2, 2008. Under the terms of the letter agreement, on November 3, 2008, Mr. Morgan will receive in a lump sum $952,763, constituting Mr. Morgan’s current annual salary, average annual bonus for the past three years, unpaid vacation pay and value of six months of medical benefits, plus interest thereon at 5% per annum from May 2, 2008 through November 3, 2008. Mr. Morgan will also be entitled to Company-paid COBRA medical benefits for up to eighteen months and as of May 2, 2008, all vesting restrictions regarding stock options and restricted stock that have been previously granted to Mr. Morgan by the Company lapsed and such stock options and restricted stock became fully vested. Mr. Morgan will be subject to certain restrictive covenants, most through May 2, 2009 and some through May 2, 2010.

For a description of change of control and severance benefits included in the employment agreements, see “Change of Control/Severance Benefits” above.

Other Considerations

Relationship Among the Different Components of Compensation

In order to ensure that the named executive officers are held accountable for the Company’s performance and changes in stockholder value, management and the Compensation Committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases.

Stock Ownership

The Company does not require its executive officers to be stockholders in the Company. The Compensation Committee believes that the grant of stock options and restricted stock to the Company’s executive officers that vest over a period of time is sufficient to provide the required incentive to such officers and align their interests with the interests of the Company’s stockholders.

Recovery of Awards

The Company does not have a formal policy to recover past compensation awards from executive officers in the event of a restatement or an adjustment of results or performance measures that would have reduced the size of an award. The Company has not historically had any restatements or adjustments of this nature. Should such an incident occur, the board of directors would consider appropriate action at that time.

Retirement Benefits

Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($15,500 for 2007). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.

Perquisites

The Company does not have a formal program providing perquisites to its executive officers. Messrs. Fontaine, DeMatteo, Morgan and Carlson are eligible to use the Company plane for personal use. Mr. Carlson has chosen not to make personal use of the Company plane. Messrs. Fontaine, DeMatteo and Morgan occasionally use the plane for personal use and reimburse the Company for costs in accordance with IRS guidelines. Amounts disclosed in the perquisites column of the Summary Compensation Table for the personal use of the Company plane represent actual incremental costs to operate the plane in excess of the amounts reimbursed in accordance with IRS guidelines. In fiscal 2007, these amounts totaled $75,559, $62,834 and $12,040 for Messrs. Fontaine, DeMatteo and Morgan, respectively.

In addition, under the terms of his employment contract with EB, Mr. Morgan had the use of a car that was leased for him by EB. Mr. Morgan had the use of this car through April 2007. The operating costs associated with this car in fiscal 2007 were $2,834 and were included in the amount disclosed for Mr. Morgan in the perquisites column of the Summary Compensation Table. In addition, as discussed above, until the time that his spouse relocated to Texas, Mr. Morgan was entitled to receive two round-trip first class airfares per month for flights between Texas and Pennsylvania. These airfare costs amounted to $10,122 in fiscal 2007 and were included in the amount disclosed for Mr. Morgan in the perquisites column of the Summary Compensation Table.

None of the named executive officers receives any other compensation or benefits which would be defined as perquisites.

Tax and Accounting Implications

Impact of Section 162(m) of the Internal Revenue Code.  The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its four other highest paid officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval for the Supplemental Compensation Plan, which provides for the payment of compensation in compliance with the above guidelines. The Compensation Committee and the board of directors determined that it is in the best interest of the Company to increase the maximum amount of cash bonus payable under the Supplemental Compensation Plan to $3,500,000 and have recommended that increase to the Company’s stockholders. See Proposal 2 below.

Accounting for Stock-Based Compensation.  In December 2004, the Financial Accounting Standards Board issued SFAS 123(R). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees in its financial statements. The Company adopted the provisions of SFAS 123(R) beginning on the first day of fiscal 2006. Under SFAS 123(R), the Company records stock-based compensation expense based on the grant-date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and previously presented in the pro forma footnote disclosures, for all options granted prior to, but not vested as of, the adoption date. In addition, the Company records compensation expense for the share-based awards issued after the adoption date in accordance with SFAS 123(R). In fiscal 2007, the Company incurred the following stock-based compensation costs for the named executive officers:

Executive Officer	Amount

R. Richard Fontaine	$2,332,924
Daniel A. DeMatteo	$2,332,924
Steven R. Morgan	$1,199,772
David W. Carlson	$1,167,346
Tony D. Bartel	$766,189

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Company’s board of directors that the Compensation Discussion and Analysis set forth above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and in this Proxy Statement.

Compensation Committee

Gerald R. Szczepanski, Chair
Jerome L. Davis
Edward A. Volkwein

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee has the responsibility for reviewing and approving transactions with related parties or persons. All of the transactions and relationships described below took place or were in place prior to fiscal 2007.

Agreements with Barnes & Noble

In connection with the consummation of Historical GameStop’s initial public offering in February 2002, Historical GameStop entered into various agreements with Barnes & Noble relating to its relationship with Barnes & Noble following the completion of its initial public offering. The terms of these agreements remain binding on the Company. The Company remains affiliated with Barnes & Noble through Mr. Riggio, one of our directors, who is Chairman of the Board of Directors of Barnes & Noble.

Insurance Agreement

Historical GameStop entered into an “insurance agreement” with Barnes & Noble, pursuant to which we participated in Barnes & Noble’s workers’ compensation, property and general liability and directors’ and officers’ liability insurance programs. We reimbursed Barnes & Noble for our pro rata share of the cost of providing these insurance programs.

The insurance agreement terminated in part on May 1, 2005 and in full on June 1, 2005, at which time Historical GameStop procured its own insurance. Although we now have our own insurance coverage, costs will likely continue to be incurred by Barnes & Noble on insurance claims which were incurred under its programs prior to June 2005 and any such costs applicable to insurance claims against us will be allocated to the Company. In fiscal 2007, Barnes & Noble charged us approximately $287,000 for such costs.

Operating Agreement

Historical GameStop entered into an “operating agreement” with Barnes & Noble, pursuant to which we operate the existing video game departments in nine Barnes & Noble stores. We pay Barnes & Noble a licensing fee equal to 7.0% of the aggregate gross sales of each such department. In fiscal 2007, Barnes & Noble charged us approximately $1,221,000 in connection with our operation of such departments in Barnes & Noble stores.

The operating agreement will remain in force unless terminated:

•	by mutual agreement of us and Barnes & Noble;

•	automatically, in the event that we no longer operate any department within Barnes & Noble’s stores;

•	by us or Barnes & Noble, with respect to any department, upon not less than 30 days’ prior notice;

•	by Barnes & Noble because of an uncured default by us;

•	automatically, with respect to any department, if the applicable store lease in which we operate that department expires or is terminated prior to its expiration date; or

•	automatically, in the event of the bankruptcy or a change in control of either us or Barnes & Noble.

Other Transactions and Relationships

In October 2004, the Board of Directors of Historical GameStop authorized a repurchase of Historical GameStop common stock held by Barnes & Noble. Historical GameStop repurchased 12,214,000 shares of common stock at a price equal to $9.13 per share for aggregate consideration before expenses of $111.5 million. Historical GameStop paid $37.5 million in cash and issued a promissory note in the principal amount of $74.0 million, which was payable in installments and bore interest at 5.5% per annum, payable when principal installments were due. The Company’s final scheduled principal payment of $12.2 million was paid in October 2007. Interest expense on the promissory note for fiscal 2007 totaled $444,000.

In May 2005, we entered into an arrangement with Barnes & Noble under which www.gamestop.com became the exclusive specialty video game retailer listed on www.bn.com, Barnes & Noble’s e-commerce site. Under the terms of this agreement, the Company pays a fee to Barnes & Noble for sales of video game or PC entertainment products sold through www.bn.com. For fiscal 2007, the fee to Barnes & Noble totaled $382,000.

Michael N. Rosen, one of the Company’s directors, is a partner of Bryan Cave LLP, which is counsel to the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP (“BDO Seidman”) has been selected as the independent registered public accounting firm for the Company.

The independent accountants examine annual financial statements and provide other permissible non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by BDO Seidman are compatible with maintaining the independence of BDO Seidman in its audit of the Company and are not considered prohibited services under the Sarbanes-Oxley Act of 2002.

Audit Fees.  In fiscal 2007, the professional services of BDO Seidman totaled $2,128,511 for the audit of the Company’s annual financial statements, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, audit-related consultation concerning financial accounting and reporting standards and for the audit of the Company’s internal control over financial reporting. In fiscal 2006, the professional services of BDO Seidman totaled $2,230,229 for the audit of the Company’s annual financial statements, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, audit-related consultation concerning financial accounting and reporting standards and for the audit of the Company’s internal control over financial reporting. Included in the fiscal 2006 fees were $177,148 of non-recurring audit charges related to the merger.

Audit-Related Fees.  In fiscal 2007 and fiscal 2006, the Company paid BDO Seidman $31,000 and $9,000, respectively, for services in respect of employee benefit plan audits.

Tax Fees.  In fiscal 2007, the Company paid BDO Seidman $207,076 for tax-related services.  In fiscal 2006, the Company paid BDO Seidman $387,544 for tax-related services. Tax-related services included professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees.  The Company did not pay BDO Seidman any other fees in fiscal 2007 or fiscal 2006.

Pre-approval Policies and Procedures.  The Audit Committee Charter adopted by the board of directors of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. The Audit Committee approved all of the services provided by BDO Seidman referred to above.

AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED FEBRUARY 2, 2008

Management is responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, BDO Seidman, reports to the Company’s Audit Committee, and is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards generally accepted in the United States. BDO Seidman also reports on its assessment of internal control over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. BDO Seidman has full access to the Audit Committee and meets with the Audit Committee at each of the Audit Committee’s regularly scheduled meetings, generally with and without management being present, to discuss appropriate matters. BDO Seidman discussed its audit of the Company’s financial statements and its report on its assessment of internal control over financial reporting with management and the Audit Committee.

The Audit Committee recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended February 2, 2008 be included in the Company’s Annual Report on Form 10-K for such fiscal year, based on the following:

•	its review of the Company’s audited consolidated financial statements;

•	its review of the Company’s unaudited interim financial statements prepared for each quarter of fiscal 2007 and filed with the SEC on Form 10-Q;

•	its review of the Company’s disclosure committee practices in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	its discussions with management regarding the audited consolidated financial statements;

•	its discussions with management regarding the critical accounting policies on which the financial statements are based, as well as its evaluation of alternative treatments;

•	its receipt of management representations that the Company’s financial statements were prepared in accordance with generally accepted accounting principles;

•	its discussions with outside legal counsel regarding contingent liabilities;

•	its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1; and

•	its discussions with the independent auditors regarding their independence, the audited consolidated financial statements, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and other matters.

The Audit Committee also recommended to the board of directors that the independent registered public accounting firm of BDO Seidman be appointed as the Company’s auditors for the fiscal year ending January 31, 2009.

Audit Committee

Stephanie M. Shern, Chair
Gerald R. Szczepanski
Lawrence S. Zilavy

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND
RESTATED GAMESTOP CORP. SUPPLEMENTAL COMPENSATION PLAN

Proposal 2

Certain executive officers of the Company participate in the Company’s Supplemental Compensation Plan, which was approved by the Company’s stockholders. The Compensation Committee, which administers the Supplemental Compensation Plan, and the board of directors have recommended that the Supplemental Compensation Plan be amended and restated solely to increase the maximum cash bonus payable to any participating executive officer with respect to any fiscal year from $2,500,000 to $3,500,000. The board of directors desires to preserve the tax deduction for certain compensation payments by adopting the Second Amended and Restated GameStop Corp. Supplemental Compensation Plan (the “Plan”) in a manner which complies with the rules for performance-based compensation contained in Section 162(m) of the Code (hereafter “Section 162(m)”). Therefore, the board of directors has determined that it is in the best interests of the Company and its stockholders to have the Company’s stockholders approve the Plan. In the event that the Plan is not approved, the current Supplemental Compensation Plan will remain in effect.

Section 162(m) limits the annual tax deduction that can be claimed by a publicly held corporation for compensation paid to each of the corporation’s chief executive officer and the next four most highly compensated executive officers to $1,000,000 per individual per year, unless certain criteria described below are met. Under Section 162(m) certain “performance-based” compensation is excluded in applying the $1,000,000 limitation. Where the performance targets under a plan can be changed by the committee (which exists under the Supplemental Compensation Plan), stockholders generally are required under Section 162(m) to re-approve the performance goals at least every five years. If the Company’s stockholders approve the Plan now, then re-approval of the Plan under that rule will not be required for another five years.

The board of directors has determined that it is important to maintain flexibility in order to attract and retain key management. As stated in the Compensation Discussion and Analysis, the primary purposes of annual incentive compensation are to attract and retain people with the skills critical to the long-term success of the Company. This allows the Company to succeed in an extremely competitive environment. Outstanding senior management can enhance stockholder value. The Plan is designed to reward senior management for the attainment of targeted objectives.

The following is a summary of the Plan. This summary is qualified in all respects by reference to the full text of the Plan included herein as Appendix A.

Description of the Amendment and Restatement of the Amended and Restated GameStop Corp. Supplemental Compensation Plan. Subject to stockholder approval, the Plan was recently approved by the board of directors and is intended to comply with the requirements under Section 162(m). In general, compensation is performance-based under Section 162(m) if (i) the incentive compensation payments are made upon the attainment of a pre-established objective performance goal or goals established in writing by a committee comprised entirely of outside directors, (ii) the material terms under which the compensation is to be paid, including the performance goals, are disclosed to and approved by the stockholders of the Company, and (iii) before payment of the compensation is made, the committee composed entirely of outside directors certifies that the performance goals and any other material terms were satisfied. The Plan will be administered by the Compensation Committee, whose members are each outside directors for purposes of Section 162(m). The Plan applies to the Chief Executive Officer and the Chief Operating

Officer of the Company and any other executive officer of the Company or its subsidiaries or affiliates upon being designated a participant on a yearly basis by the Compensation Committee.

The Plan provides that participating executive officers will be entitled to a cash bonus in an amount equal to a percentage of their base salary which shall be pre-determined for each participating executive officer by the Compensation Committee for each fiscal year. The bonus amount is calculated after each fiscal year in accordance with a sliding scale formula based on the extent to which a pre- established performance target is attained. In general, not later than 60 days after the commencement of each fiscal year of the Company (and before 25% of the relevant period of service has elapsed), the Compensation Committee will establish in writing a performance target for each participating executive officer (the “Target”), the attainment of which is substantially uncertain.

The Compensation Committee may establish Targets based on one or more of the following performance measures (either individually or in any combination): net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and/or operational initiatives; appreciation in and/or maintenance of the price of the Class A Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices and/or similar companies; and/or reductions in costs.

Targets which are based in whole or part on per share amounts, such as earnings per share, shall be, and, at the discretion of the Compensation Committee, any other Targets may be, subject to adjustment for recapitalizations, dividends, stock splits and reverse splits, reorganizations, issuances of additional shares, redemptions of shares, option or warrant exercises, reclassifications, significant acquisitions and divestitures and other extraordinary events.

Each participating executive officer is entitled to receive a cash bonus in the amount of their pre-determined percentage of Base Salary (the “Target Bonus”) as follows:

Then the Percentage of the
If the Fiscal Year Results were:	Target Bonus Received is:

Less than 85% of Target	None
85% or more but less than 90% of Target	50%
90% or more but less than 100% of Target	75%
100% or more but less than 110% of Target	100%
110% or more but less than 125% of Target	110%
125% or more of Target	125%

Notwithstanding the foregoing, in no event will the maximum cash bonus payable to any participating executive officer under the Plan exceed $3,500,000 with respect to any fiscal year. No bonuses are paid until the Compensation Committee certifies the extent to which the Target has been attained. In order to comply with Section 409A of the Code, the Plan requires payment of awards no later than the later of (i) the 15th day of the third month following the participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the Company’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED GAMESTOP CORP. SUPPLEMENTAL COMPENSATION PLAN. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3

The board of directors has appointed the firm of BDO Seidman, which firm was engaged as independent certified public accountants for the fiscal year ended February 2, 2008, to audit the financial statements of the Company for the fiscal year ending January 31, 2009. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of BDO Seidman will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS CONSIDERS BDO SEIDMAN TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock of the Company with the SEC. Executive officers, directors and greater than ten-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to the Company’s executive officers, directors and greater than ten-percent stockholders were complied with.

OTHER MATTERS

The Company does not intend to present any other business for action at the Meeting and does not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the Meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.

Proxy Solicitation.  Solicitation may be made personally, by telephone, by telegraph or by mail by officers and employees of the Company who will not be additionally compensated therefor. The Company may request persons such as banks, brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such persons for their expenses in so doing. The Company is bearing all costs of this solicitation.

Financial and Other Information.  The Company’s Annual Report for the fiscal year ended February 2, 2008, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals.  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2009 must be received by the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than January 22, 2009.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at an annual meeting of stockholders, such stockholder must give written notice to the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the proposing stockholder in such business.

STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors

R. Richard Fontaine
Chairman

May 23, 2008

Appendix A

SECOND AMENDED AND RESTATED
GAMESTOP CORP.
SUPPLEMENTAL COMPENSATION PLAN

GAMESTOP CORP., a Delaware corporation (the “Company”), hereby adopts this Amendment and Restatement of the Amended and Restated GameStop Corp. Supplemental Compensation Plan (the “Plan”). The Company intends that bonus compensation payable pursuant to this Plan shall constitute “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations from time to time promulgated thereunder.

1.  Purposes of Plan.  The purposes of the Plan are to provide personal incentive and financial rewards to senior management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional services, by making them participants in that success.

2.  Eligible Employees.   The Company’s Chief Executive Officer (the “CEO”), the Company’s Chief Operating Officer (the “COO”), and such other executive officers of the Company and its subsidiaries and affiliates as may from time to time be designated as Plan participants by the Committee (as defined herein), shall be eligible to receive cash bonus awards under the Plan. The CEO, the COO and each other executive officer designated by the Committee concurrently with or prior to the establishment of the applicable Target (defined below) pursuant to Section 6 below for any Plan Year (defined below) (or, if later, prior to the commencement of such individual’s service as an executive officer or such other time as shall be specified under Section 162(m)) shall be an “Eligible Participant” for such Plan Year.

3.  Plan Year.  The Plan Year shall be the fiscal year of the Company.

4.  Effective Date.  The GameStop Corp. Supplemental Compensation Plan was adopted by the board of directors of GameStop Holdings Corp. (f/k/a GameStop Corp.) on May 14, 2003 and became effective on July 3, 2003 upon approval of the material terms thereof by the then applicable stockholders and was assumed by the Company on October 3, 2005. An amendment and restatement was adopted by the board of directors on May 10, 2006 and became effective upon approval of the material terms by the Company’s stockholders on June 27, 2006 in accordance with the requirements of Section 162(m). A second amendment and restatement was adopted by the board of directors on May 20, 2008 and will become effective upon approval of the material terms by the Company’s stockholders on June 24, 2008 in accordance with the requirements of Section 162(m).

5.  Administration.

(a)  The Committee.  The term “Committee” as used herein shall mean the Committee of the Board of Directors or such other committee of the Board of Directors designated to administer this Plan, in either case consisting of two or more members of the Board and with each such member qualifying as an outside director as defined under Section 162(m).

(b)  Authority.  Subject to the provisions of the Plan, the Committee shall interpret the Plan and the awards granted under the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award, in the manner and to the extent the Committee deems desirable to carry the Plan or award into effect.

(c)  Procedure.  All determinations of the Committee shall be made by not less than a majority of its members at a meeting at which a quorum is present. A majority of the entire Committee shall constitute a quorum for the transaction of business. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Committee and filed with the minutes of the proceedings of the Committee. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his services. Without limiting the generality of the foregoing or the scope of any applicable provision of the Company’s Certificate of Incorporation or

Bylaws or any indemnification agreement, no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award granted thereunder.

6.  Awards.  Not later than 90 days after the commencement of each Plan Year (and before 25% of the relevant period of service for each Eligible Participant has elapsed), the Committee shall establish in writing separately for each Eligible Participant (a) the percentage of such Eligible Participant’s base salary that shall be the subject of an award and (b) a performance target (the “Target”), the attainment of which shall be substantially uncertain. The Committee may use the following performance measures (either individually or in any combination) to set performance targets: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Class A common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. Targets which are based in whole or part on per share amounts, such as earnings per share, shall be, and, at the discretion of the Committee, any other Targets may be, subject to adjustment for recapitalizations, dividends, stock splits and reverse splits, reorganizations, issuances of additional shares, redemptions of shares, option or warrant exercises, reclassifications, significant acquisitions and divestitures or other extraordinary events.

Each Eligible Participant will receive a cash bonus in the amount of the pre-determined percentage of his or her base salary (the “Target Bonus”) as follows:

Then the Percentage of the
If the Plan Year Results were:	Target Bonus Received is:

Less than 85% of Target	None
85% or more but less than 90% of Target	50%
90% or more but less than 100% of Target	75%
100% or more but less than 110% of Target	100%
110% or more but less than 125% of Target	110%
125% or more of Target	125%

Notwithstanding the foregoing, in no event shall the maximum cash bonus payable to any Eligible Participant under the Plan exceed $3,500,000 with respect to any Plan Year. Cash bonuses will not become payable and will not be paid until the Committee certifies the extent to which the Target has been attained. The Committee has no discretion to increase the amount of compensation that would otherwise be due upon attainment of the Target.

7.  Form and Payment of Awards.  Awards to Eligible Participants shall be made only when the Committee has certified that the Targets have been attained. Awards shall be made in cash and shall be payable in a lump sum. To comply with Section 409A of the Code, certification of Targets and payment of awards shall be made not later than the later of (i) the 15th day of the third month following the Eligible Participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code) or (ii) the 15th day of the third month following the Company’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code).

All awards shall be paid from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of awards hereunder. An Eligible Participant shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. Nothing contained in this instrument, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and an Eligible Participant or any other person. To the extent that any person acquires a right to receive payments from the Company, such right shall be no greater than the right of an unsecured creditor.

Except as provided in the following sentence, an Eligible Participant must be employed by the Company or one of its subsidiaries or affiliates on the last day of the Plan Year to be eligible to receive an award for such Plan Year. If an Eligible Participant dies or becomes incapacitated, any award so made shall be paid to his estate or legal representative at such time and in such manner as if he were living or not incapacitated, prorated for the portion of the Plan Year in which services were rendered.

8.  Amendment.  The Board of Directors of the Company retains the authority to amend the Plan, subject to the stockholder approval requirements of Section 162(m).

9.  Section 162(m) of the Code.  Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its subsidiaries of the payment of Awards.

10.  Tax Withholding.  The Company or any subsidiary shall have the right to make all payments or distributions pursuant to the Plan to an Eligible Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Eligible Participant such withholding taxes as may be required by law, or to otherwise require the Eligible Participant to pay such withholding taxes. If the Eligible Participant shall fail to make such tax payments as are required, the Company or any subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Eligible Participant or to take such other action as may be necessary to satisfy such withholding obligations.

☒	Votes must be indicated (x) in Black or Blue ink.
Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees	WITHHOLD AUTHORITY to vote	*EXCEPTIONS
		listed below.	for all nominees listed below.
1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:
01 Leonard Riggio
02 Stanley (Mickey) Steinberg
03 Gerald R. Szczepanski
04 Lawrence S. Zilavy

		FOR	AGAINST	ABSTAIN
2.	Proposal to approve the amendment and restatement of the Amended and Restated GameStop Corp. Supplemental Compensation Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Proposal to ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the company for the fiscal year ending January 31, 2009.	☐	☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions

Signature	Signature	Date

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.eproxy.com/gme
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
     OR

TELEPHONE
1-866-580-9477
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

GAMESTOP CORP.
2008 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of GAMESTOP CORP., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated May 23, 2008, and hereby appoints R. Richard Fontaine and Daniel A. DeMatteo, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of the Company, to be held on Tuesday, June 24, 2008, at 12:00 p.m., Central Standard time, at the Gaylord Texan Resort and Convention Center, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Class A Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors; FOR the approval of the amendment and restatement of the Amended and Restated GameStop Corp. Supplemental Compensation Plan, FOR the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company; and as said proxies deem advisable on such other matters as may come before the meeting.
(Continued and to be signed and dated on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your GAMESTOP CORP. account online.
Access your GAMESTOP CORP. shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for GAMESTOP CORP. now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time